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[AVNET LOGO]                                              Avnet, Inc.
                                                          2211 South 47th Street
                                                          Phoenix, AZ 85034

PRESS RELEASE


                                 OCTOBER 3, 2001


              AVNET ANNOUNCES SALES AND EARNINGS BELOW EXPECTATIONS
                  TELECONFERENCE SCHEDULED FOR THURSDAY MORNING


Phoenix, Arizona - Avnet, Inc. (NYSE:AVT) announced that sales for its first quarter of fiscal 2002 ended September 28, 2001 will be below previously forecasted levels. The Company reported that consolidated sales for the quarter just ended will be approximately $2.2 billion, down 31% and 13%, respectively, as compared with the first quarter of last year and the most recent fourth quarter of fiscal 2001. The Company had previously anticipated that sales would be down in the 5% to 10% range as compared with the fourth quarter of fiscal 2001.

Based upon actual results for July and August, and preliminary sales for the month of September, the Company expects that diluted earnings per share from continuing operations are likely to be a loss in the range of $0.17 to $0.20. These results take into account the positive impact related to the discontinuance of amortization of goodwill pursuant to recent changes in U.S. generally accepted accounting principles amounting to approximately $ 0.08 per share.

The Company attributed the earnings shortfall primarily to a more significant than expected decline in revenues at its Electronics Marketing (EM) group, whose sales for the first quarter of fiscal 2002 are expected to be down 44% as compared with the first quarter of last year and down 20% as compared with the fourth quarter of fiscal 2001. EM continues to be affected by the well publicized severe decline in demand for electronic components.

Sales at Avnet's other two operating groups, Applied Computing (AC) and Computer Marketing (CM), have also been negatively impacted by business conditions, but to a much lesser extent. Sales at AC are approximately 7% above the fourth quarter of fiscal 2001, while CM's sales are about 8% below the fourth quarter of fiscal 2001. Avnet's sales from the combination of its two computer businesses, AC and CM, were down approximately 3% on a sequential quarterly basis, slightly below previous expectations.

The Company indicated that, due to cost reductions already underway, it has reduced its annualized operating expenses by approximately $175 million, as compared with expense levels at the end of the December 2000 quarter. And, in response to current revenue levels, additional actions were taken at the end of September 2001 that will reduce expenses by another $40 million on an annualized basis. This will bring total annual expense savings to approximately $215 million, as compared with expenses as of the end of the December 2000 quarter. These cost reductions exclude a significant decline in interest expense as a result of the Company's reducing its debt by approximately $1.0 billion since the end of December 2000. This reduction in debt has been fueled primarily by a significant decrease in working capital in response to the slowdown in business.

   Contact: John Hovis, SVP Investor Relations or Raymond Sadowski, SVP & CFO
                 * Telephone (480) 643-7291 * Fax (480) 643-7370
          Internet: http://www.avnet.com * e-mail: john.hovis@avnet.com
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Roy Vallee, Avnet's Chairman and CEO, stated, "Our results for the quarter reflect the extremely difficult environment in which we are operating. We have taken, and continue to take, appropriate actions in response to these market conditions. We have substantially reduced our cost structure and asset base in the last nine months as we respond to the most severe downturn in the history of the electronics industry and prepare for the future."

Mr. Vallee further commented, "As we look at the December quarter, which is typically a seasonally strong quarter in our computer business, we expect to see an increase in sales at CM and AC. On the component side of our business, we continue to see positive signs that business may have bottomed, but the strength and timing of the recovery cannot yet be predicted. We experienced a positive book-to-bill ratio during the September 2001 quarter at EM Asia, and we saw double digit bookings growth at EM Americas, offset by a significant decline in bookings at EM in Europe. Mr. Vallee added, "Even though the impact of the tragic events of September 11th are not yet known, Avnet's overall revenue in the December 2001 quarter should grow sequentially for the first time in this calendar year. And, as a result of the expected increase in sales and the significant cost reductions we have made, we anticipate sequential earnings growth in the December 2001 quarter. We will provide further guidance on our regular investors teleconference later this month when we release our actual results."

CONFERENCE CALL

The Company also announced that it would hold an investors teleconference to discuss business conditions. Details of the call are as follows:

    -    DATE:    Thursday, October 4, 2001
    -    TIME:    11:00 am ET / 10:00 am CT / 9:00 am MT / 8:00 am PT
    -    PHONE:   (719) 757-2649

Roy Vallee, Avnet's chairman and chief executive officer, will comment on the company's expected results for its first quarter of fiscal 2002 and on current business conditions.

In addition, a live Internet broadcast will be available via Avnet's web site at http://www.avnet.com/ on the Investor Relations home page under Calendar of Events. The teleconference will also be archived to the Avnet web site.

Individuals who do not have an opportunity to participate in the teleconference can access the replay approximately 2-3 hours after the call ends. The replay will be available until close of business on Friday, October 12, 2001.

    -    REPLAY #:         (719) 457-0820
    -    CONFIRMATION #:   450806

FORWARD LOOKING STATEMENT

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current expectations and are subject to uncertainty and changes in the forward-looking statements. The forward-looking statements herein include statements addressing future financial and operating results of Avnet.
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The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, failure to obtain and retain expected synergies from newly acquired businesses, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal 2001. Avnet is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company, is one of the word's largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Avnet's Web site is located at www.avnet.com.